UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2025

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11766 Wilshire Blvd., Suite 1670
Los Angeles, California 90025
(Address of principal executive offices)

Registrant’s telephone number, including area code: (866) 722-6257

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On July 29, 2025, Pacific Oak SOR Tule Springs Owner TRS, LLC, Pacific Oak SOR Tule Springs Village 2 Parcels Owner, LLC, Pacific Oak SOR Palisades III, LLC, Pacific Oak SOR Palisades IV, LLC and 210 West 31st Street Owner, LLC (together, the “Borrowers”), each an indirect wholly owned subsidiary of Pacific Oak Strategic Opportunity REIT, Inc. (the “Company”), entered into a credit agreement (the “Credit Agreement”) with Whitehawk Capital Partners LP, in its capacities as administrative agent and collateral agent for other financial institutions. The Credit Agreement provides for a loan in the aggregate principal amount of $80.0 million (the “Loan”), secured by the Borrowers’ ownership interests in three properties (the “Pledged Properties”), the Park Highlands land, the Richardson lands, and the 210 West 31st Street property.
The Credit Agreement replaces existing financing on portions of the Pledged Properties and provides additional working capital for various corporate purposes. Of the total $80.0 million loan, approximately $44.8 million will be used to refinance and fully repay the Company’s outstanding Pacific Oak SOR (BVI) Holdings Ltd. Series C bonds. Following this payment, all obligations under the Series C bonds will be discharged, and the Series C bonds will be delisted from trading on the Tel Aviv Stock Exchange. Other uses of the proceeds of the Loan permitted under the Credit Agreement include funding an interest reserve account, servicing obligations under the Company’s Pacific Oak SOR (BVI) Holdings Ltd. Series B and D bonds, repayment of a short-term bridge loan provided by the Company’s advisor, and payment of deferred management fees to the Company’s advisor and transaction-related costs.
The Credit Agreement has termination date of the earlier of (a) December 1, 2027, or, if the sale of the third and final phase of the Park Highlands land has not been completed by such time (the “Park Highlands Closing”) and no loan default event is ongoing, March 1, 2028, and (b) the date of the Park Highlands Closing. The Loan bears interest at SOFR + 6.5% per annum, with a floor of 3.5% on the SOFR rate, and requires monthly interest-only payments. Partial principal repayments are due upon the completion of specific phases of the Park Highlands sale: (i) a minimum $45.0 million payment upon closing of the second phase, scheduled for December 2026, and (ii) a minimum $35.0 million payment upon completion of the third phase.
The Credit Agreement allows for voluntary early repayment, subject to a 4.0% exit fee. Mandatory early repayment is required from net proceeds derived from certain events, including sales or refinancing of the Pledged Properties or related equity investments.
The Credit Agreement is secured by first priority liens on all rights, proceeds, and assets of the Borrowers in connection with the Pledged Properties and is cross-collateralized, such that a default by any Borrower or Property may trigger enforcement actions against all collateral. The Credit Agreement includes standard representations and warranties, reporting obligations, and covenants, including limitations on debt, transfers, and changes of control.
The Borrowers are jointly and severally liable under the Credit Agreement, and the Credit Agreement includes customary events of default such as nonpayment, insolvency, breach of financial covenants, and adverse regulatory actions. A failure to repay or an event of default under the Company’s Pacific Oak SOR (BVI) Holdings Ltd. Series B or D bonds also constitutes a cross-default under the Credit Agreement.
In connection with the Loan, Pacific Oak SOR Properties, LLC and Pacific Oak SOR US Properties II, LLC (each wholly owned by the Company and referred to collectively as the “Guarantors”) entered into a full recourse guarantee of all Borrower obligations until such time as the Series B and D bonds are contractually extended to a date after the closing of the second phase of the Park Highlands sale. If such an extension is reached, the Guarantors’ obligations convert to “bad boy” and carry guarantees, covering acts such as fraud, willful misconduct, waste, and misapplication of funds. The Guarantors also agreed to fund an interest cushion account, to provide interest coverage.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information in this Report set forth under Item 1.01 is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OAK STRATEGIC OPPORTUNITY REIT, INC.

Dated: August 4, 2025	BY:	/S/ PETER MCMILLAN III
Peter McMillan III
Chairman of the Board, President and Director
(principal financial officer)